Exhibit 99.1

NEWS RELEASE

Contact: Alan Hill
VP. Corp. Communications
703-234-6854
alan.hill@si-intl.com

Former Chief of Staff of the U.S. Army Dennis Reimer Appointed to SI International Board of Directors

RESTON, VA – March 20, 2006 - SI International, Inc. (Nasdaq: SINT), an information technology and network solutions (IT) company, announced today that General Dennis J. Reimer (Ret.) has been appointed to the Company’s Board of Directors. General Reimer has a distinguished background with over three decades of service in the U.S. Army. General Reimer will stand for election to SI International’s Board of Directors at the Company’s 2006 Annual Meeting of Stockholders in June. The Company’s board now totals ten, seven of whom are independent directors.

In 2005, General Reimer assumed the position of President of DFI Government Services, a consulting firm that supports the federal government on a range of homeland security, defense, and intelligence issues and programs. Prior to joining DFI, General Reimer served as the first Director of the National Memorial Institute for the Prevention of Terrorism since 2000.

General Reimer served 37 years in the U.S. Army including three tours overseas prior to retiring in 1999. As the 33rd Chief of Staff of the U.S. Army, he established the Army’s 20-year information technology strategic plan and worked closely with the President, Secretary of Defense, and Congress on modernizing the Army to meet rapidly changing operational requirements. During his military career, he serviced in a variety of command and staff positions including: the Commanding General of the 4th Infantry Division; Deputy Chief of Staff for Operations during Operations Desert Storm; and, the Commanding General of the U.S. Army Forces Command.

“General Reimer is recognized as the force that brought modernization to the Army though the application of information technology,” said Brad Antle, President and CEO of SI International. “We are truly honored to have General Reimer join our Board of Directors. With an extensive and honorary career in the military, General Reimer will provide great insight towards two of our key focus areas, Defense Transformation and Homeland Defense.”

General Reimer is a 1962 Graduate of the U.S. Military Academy in West Point, New York and holds a Masters degree in Public Administration from Shippensburg State College in Pennsylvania.

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About SI International: SI International, a member of the Russell 2000 index, is a provider of information technology and network solutions (IT) primarily to the Federal government. The Company combines technology and industry expertise to provide a full spectrum of state-of-the-practice solutions and services, from design and development to documentation and operations, to assist clients in achieving their missions. SI International is ranked as the 49th largest Federal Prime IT Contractor by Washington Technology and has over 4,300 employees. More information about SI International can be found at www.si-intl.com.

The above-referenced statements may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements may involve a number of risks and uncertainties, which are described in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties include: changes in federal government (or other applicable) procurement laws, regulations, policies and budgets; and the important factors discussed in the Risk Factors section of the annual report on Form 10-K filed by the Company with the Securities and Exchange Commission and available directly from the Commission at www.sec.gov. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

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